EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is made as of May 9, 2022 between KVH Industries, Inc. a Delaware corporation (the "Company"), and Robert J. Balog (the "Executive").

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms and conditions contained herein,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged , the parties agree as follows :

1.Employment.

(a)Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement until such employment is terminated in accordance with the provisions hereof (the "Term"). The Executive' s employment with the Company will continue to be "at will," meaning that the Executive' s employment may be terminated by the Company or the Executive at any time and for any reason, subject to the terms of this Agreement.

(b)Position and Duties. During the Term, the Executive shall serve as the Chief Technology Officer of the Company, and shall have such powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the "Board") consistent with the Executive ' s position. The Executive shall report to the Chief Executive Officer. The Executive shall devote the Executive' s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors , with the prior approval of the Board (not to be unreasonably withheld), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and, in the judgment of the Board, do not interfere with the Executive' s performance of the Executiv e' s duties to the Company.

2.Compensation and Related Matters.

(c)Base Salary. During the Term, the Executive' s initial annual base salary shall be paid at the rate of $339,488 per year. The Executive' s base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the "Compensation Committee"). The base salary in effect at any given time is referred to herein as the "Base Salary." The Base Salary shall be payable in a manner that is consistent with the Company' s usual payroll practices for executive officers.

(d)Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive' s target annual incentive compensation shall be forty percent (40%) of the Executive' s Base Salary, which percentage may be modified from time to time by the Board or the Compensation Committee. The target annual incentive compensation in effect at any given time is referred to herein as the "Target Bonus." Except as otherwise provided herein or as provided under applicable Company policy, to earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid. Target incentives do not constitute a promise of payment, and the Executive's actual cash incentive compensation will depend in part on the performance of the Company and the Executive, as determined by the Board or the Compensation Committee in its discretion.

(a)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(b)Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company's policies and employee benefit plans in effect from time to time, subject to the terms of such policies and plans and to the Company's ability to amend, modi fy, replace or terminate such policies and plans, including with respect to paid time off.

(c)Equity. The equity awards held by the Executive shall be governed by the terms and conditions of the Company ' s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards held by the Executive (collectively , the "Equity Document s" ); provided , however, and notwithstanding anything to the contrary in the Equity Documents, Section 4(b)(iii) of this Agreement shall apply in the event of a termination by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below), or, if either such event shall occur during a Change in Control Period (as defined below), Section 5(a)(iii) shall apply instead.

(d)Retention Compensation.

(i)If the Executive continues to serve as an employee of the Company from the date hereof through December 31, 2022 (the "Retention Date"), then (1) the Company shall pay the Executive a cash retention bonus (the "Retention Bonus") in an amount equal to seventy-five percent (75%) of Executive's Base Salary in effect on the date hereof, such Retention Bonus to be paid within thirty (30) days after the Retention Date in a manner that is consistent with the Company' s usual payroll practices for executive officers and (2) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all stock option and other stock based awards subject to vesting held by the Executive (collectively, the "Equity Awards") that would otherwise vest in the twelve (12) months after the Retention Date (assuming that any performance-based conditions to vesting shall have been satisfied at the target level of performance) shall on the Retention Date accelerate and become exercisable or non-forfeitable.

(ii)If before December 31, 2022, either (1) the Company shall terminate the employment of the Executive without Cause (as defined below) or (2) the Executive shall terminate the Executive' s employment for Good Reason (as defined below), then the Company shall pay the Executive a pro rata portion of the Retention Bonus (based on (x) the number of days the Executive was employed by the Company between the date of this Agreement and the Date of Termination, divided by (y) the number of days between the date of this Agreement and December 31, 2022) (the "Partial Retention Bonus"), such Partial Retention Bonus to be paid in the form of a continuation of the Executive's regular salary payments (and in a manner that is consistent with the Company' s usual payroll practices for executive officers) until the full amount of such Partial Retention Bonus shall have been paid. If the Executive shall subsequently become entitled to receive the full amount of the Retention Bonus pursuant to the following Section 2(f)(iii), then the Executive shall receive no further payments under this Section 2(f)(ii), and any amounts theretofore paid under this Section 2(f)(ii) shall be credited toward the payment of the full amount of the Retention Bonus.

(i)If (1) before December 31, 2022 either (A) the Company shall tem1inate the employment of the Executive without Cause (as defined below) or (B) the Executive shall terminate the Executive' s employment for Good Reason (as defined below) and (2) before or after December 31, 2022, the Executive shall become entitled to receive the severance pay and benefits provided for in Section 5(a), then the Executive shall receive the full amount of the Retention Bonus pursuant to Section 2( f)(i ), and, solely for purposes of determining the timing of payment of the Retention Bonus, the Retention Date shall be the later of the date of such Change of Control or the date of such termination.

(a)Total Compensation. Except as expressly set forth in Section 4 or Section
5 or as provided under applicable Company policy, the Executive shall not receive any compensation or benefits from the Company other than as provided in this Section 2.

3.Termination. During the Term, the Executive' s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(b)Death. The Executive' s employment hereunder shall terminate upon the Executive' s death.

(c)Disability. The Company may terminate the Executive' s employment if the Executive is disabled and unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with or without reasonable accommodation as required by law for a period of one hundred twenty (120) days (which need not be consecutive) in any twelve (12) month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then-existing position or positions with or without reasonable accommodation as required by law, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled and, if so, how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification promptly after a request therefor, the Company' s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive' s rights, if any, under existing law including, without limit ation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(a)Termination by Company for Cause. The Company may terminate the Executive's employment hereunder for Cause. Any determination of Cause will be made by a resolution approved by a majority of the members of the Board. For purposes of this Agreement, "Cause" shall mean:

(i)any breach of fiduciary duties to the Company or any of its subsidiaries by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or such subsidiary;

(ii)the commission by the Executive of any felony or any crime (whether or not a felony) involving moral turpitude, deceit , or fraud, or any reckless or willful misconduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries if the Executive were to be retained in the Executive's position;

(iii)conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive' s duties, including, without limit ation, misappropriation of funds or property of the Company or any of its subsidiaries, other than the occasional, customary and de minimis use of such property for personal purposes;

(iv)illegal or controlled substance abuse or repeated insobriety by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries;

(v)the Executive' s material negligence or dereliction in the performance of, or failure or refusal to perform, the Executive's material duties of employment with the Company (for reasons other than disability) , which, if curable, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company thereof;

(vi)a material breach by the Executive of any provision of this Agreement, which , if curable, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company thereof;

(vii)a material violation by the Executive of the Company' s written policies and procedures in effect from time to time, which, if curable, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company thereof; or

(viii)the Executive' s refusal or failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities , after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the Executive' s inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation , which, if curable , is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company thereof.

In addition, the Executive's employment shall be deemed to have terminated for Cause if, on the Date of Termination (as defined below), facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination; provided that such discovery occurs within six months following the Date of Termination .

Notwithstanding the foregoing, any action or inaction taken by Executive based upon Executive's reasonable reliance on advice of counsel to the Company or the direction of the Board of Directors will not form the basis for Cause. For the avoidance of doubt, "Cause" does not exist solely due to any failure to achieve any performance targets , whether relating to Executive, the Company, or otherwise.

(a)Termination without Cause. The Company may terminate the Executive ' s employment hereunder at any time without Cause. Any termination by the Company of the Executive's employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section
Section 3(a) or Section 3(c) shall be deemed a termination without Cause.
(b)Termination by the Executive. The Executive may terminate the Executive' s employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, "Good Reason" shall mean that the Executive has complied with the Good Reason Process (as defined below) following the occurrence of any of the following events without the Executive' s prior approval:

(i)a material diminution in the Executive's title, responsibilities or authority , or the assignment to the Executive of responsibilities materially inconsistent with the responsibilities customarily associated with the Executive's position(s) at the Company; provided, however, that the following changes in responsibilities or authority shall not constitute a material diminution: a suspension, with pay, of some or all the Executive's responsibilities and authority in connection with any allegation that the Executive has engaged in wrongdoing or any investigation thereof, including without limitation any assessment of whether the Company has Cause for termination of the Executive's employment;

(ii)a reduction of the Executive' s Base Salary, except for any reduction similarly affecting all or substantially all executive officers of the Company;

(iii)a change in the geographic location at which the Executive is regularly required to provide services to the Company by more than 25 miles (other than requirements for travel commensurate with the Executive's position); or

(i)a material breach of this Agreement by the Company or a material failure to pay compensation when due.

"Good Reason Process" shall mean that (i) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within ninety (90) days after the Executive first knows, or should have known, of such condition; (ii) the Executive cooperates in good faith with the Company' s efforts, for a period not less than thirty (30) days following such notice (the "Cure Period"), to remedy the condition; (iii) notwithstanding such efforts, the Good Reason condition continues to exist at the end of the Cure Period; and (iv) the Executive terminates the Executive 's employment within ninety (90) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(a)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive' s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement , a "Notice of Termination" shall mean a notice of termination of employment which shall indicate the specific termination provision in this Agreement relied upon.

(b)Date of Termination. "Date of Termination " shall mean:

(i)if the Executive's employment is terminated by the Executive's death, the date of the Executive' s death;

(ii)if the Executive's employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given;

(iii)if the Executive' s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination;

(iv)if the Executive' s employment is terminated by the Executive under Section 3(e) other than for Good Reason, thirty (30) days after the date on which a Notice of Termination is given; and

(v)if the Executive's employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.

Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilate rally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(c)Other Positions. Upon termination of the Executive ' s employment for any reason, the Executive shall immediately (and with immediate effect) resign any offices or other positions that the Executive may hold with the Company or any subsidiary of the Company, unless the Company shall otherwise agree in writing.

(a)No Duty to Mitigate. The Executive shall have no duty to mitigate the amount of any payment contemplated by this Agreement , nor will any earnings that the Executive may receive from any other source reduce any such payment.

4.Compensation Upon Termination.

(a)Termination Generally. If the Executive's employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive's authorized representative or estate) (i) any Base Salary earned through the Date of Termination , unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation or paid time off that accrued through the Date of Termination, which amounts shall be paid on or before the time required by law but in no event more than thirty (30) days after the Executive's Date of Termination; (iii) any cash-based annual incentive award earned but unpaid with respect to a fiscal year ending on or before the Date of Termination, and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination , which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the "Accrued Benefits").

(b)Termination by the Company without Cause or by the Executive for Good Reason. During the Term, if the Executive's employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates the Executive's employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive the Executive's Accrued Benefits. In addition, subject to (i) the Executive signing a separation agreement and release in a form provided by the Company (the "Separation Agreement and Release"), which the Executive shall have twenty-one (21) calendar days (or forty-five (45) calendar days in the event of a group termination) to consider signing and seven (7) business days after signing to revoke acceptance and which shall include, without limitation, a general release of claims, a reaffirmation of the restrictive covenants in Section 7 hereof, and a statement that if the Executive breaches any provision of this Agreement or other restrictive covenants then in effect, all payments hereunder (other than the Accrued Benefits) shall immediately cease, and
(ii)the Separation Agreement and Release becoming irrevocable, all within the time frame set forth in the Separation Agreement and Release but in no event later than sixty (60) days after the Date of Termination:

(i)the Company shall pay the Executive an amount equal to twelve
(12) months of the Executive ' s Base Salary at the highest rate in effect during the twelve
(12) months before the Date of Termination;

(ii)the Company shall pay the Executive a lump sum in cash in an amount equal to a pro rata portion (based on the number of days the Executive was employed by the Company in the calendar year in which the Date of Termination occurs divided by 365) of the Executive' s Target Bonus in effect for such calendar year (the amounts contemplated by Section 4(b)(i) and this Section 4(b)(ii), collectively , the "Base Severance Amount");

(i)notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all Equity Awards that would have vested had the Executive remained employed by the Company for an additional twelve
(12) months after the Date of Termination (assuming that any performance-based conditions to vesting shall have been satisfied at the target level of performance) shall immediately accelerate and become exercisable or non-forfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the "Accelerated Vesting Date"); provided that any termination or forfeiture of the unvested portion of such Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the earlier of the effective date of the Separation Agreement and Release or the end of the sixty (60) day period following the Date of Termination, and such termination or forfeiture will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Equity Awards (other than the acceleration provided pursuant to this Section 4(b)(iii)) shall occur during the period between the Date of Termination and the Accelerated Vesting Date; and

(ii)subject to the Executive' s copayment of premium amounts at the active employees' rate and the Executive ' s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall pay the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the Executive's eligibility for group medical plan benefits under any other employer' s group medical plan; or (C) the cessation of the Executive ' s continuation rights under COB RA ; provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limit ation, Section 2716 of the Public Health Service Act), incurring penalties under applicable law or creating adverse tax consequences for participants in the Company' s health insurance plans, then the Company will convert such payments to taxable payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company' s regular payroll dates.

The amount payable under Section 4(b)(ii) shall be paid within thirty (30) days after the Separation Agreement and Release becomes irrevocable. The other amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company's payroll practice over twelve (12) months commencing within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60) day period begins in one (1) calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such sixty (60) day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination .

5.Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive's rights and obligations in connection with a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive's continued attention and dedication to the Executive's assigned duties and the Executive's objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within six (6) months before, or within twelve (12) months after, the occurrence of the first event constituting a Change in Control (the "Change in Control Period"). For the avoidance of doubt, any severance pay and benefits that may have been received under Section 4(b) shall be credited against any severance pay and benefits payable under this Section 5. The provisions of this Section 5 shall terminate and be of no further force or effect beginning after the Change in Control Period has ended.

(a)Change in Control. During the Term, if during the Change in Control Period, the Executive's employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates the Executive's employment for Good Reason as provided in Section 3(e), then, subject to (i) the Executive signing the Separation Agreement and Release, (ii) the Separation Agreement and Release becoming irrevocable, all within the time frame set forth in the Separation Agreement and Release but in no event more than sixty (60) days after the Date of Termination and (iii) if the Date of Termination occurs before the consummation of the first event constituting a Change in Control, the consummation of such Change in Control:

(i)the Company shall pay the Executive a lump sum in cash in an amount equal to one and one-half (1.5) times the sum of (A) twelve (12) months of the Executive's Base Salary at the highest rate in effect during the twelve (12) months before the Date of Termination plus (B) the Executive's Target Bonus for the then-current year;

(ii)the Company shall pay the Executive a lump sum in cash in an amount equal to a pro rata portion (based on the number of days the Executive was employed by the Company in the calendar year in which the Date of Termination occurs divided by 365) of the Executive's Target Bonus in effect for such calendar year (the amounts contemplated by Section 5(a)(i) and this Section 5(a)(ii), collective ly, the "Change in Control Severance Amount");

(iii)notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all Equity Awards (assuming that any performance-based conditions to vesting shall have been satisfied at the target level of performance) shall immediately accelerate and become fully exercisable or non forfeitable as of the latest of (i) the Date of Termination, (ii) the Accelerated Vesting Date and (iii) the consummation of such Change in Control; provided that any termination or forfeiture of the unvested portion of such Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the later of the Accelerated Vesting Date and the date of consummation of such Change in Control and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein or the failure of such Change in Control to be consummated within the time period set forth in this Section 5 (the "Delay Period"). Notwithstanding the foregoing, no additional vesting of the Equity Awards (other than the acceleration provided pursuant to this Section 5(a)(iii)) shall occur during the Delay Period; and

(i)subject to the Executive's copayment of premium amounts at the active employees' rate and the Executive's proper election to receive benefits under COBRA, the Company shall pay the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the eighteen (18) month anniversary of the Date of Termination, (B) the Executive's eligibility for group medical plan benefits under any other employer's group medical plan or (C) the cessation of the Executive's continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation , Section 2716 of the Public Health Service Act), incurring penalties under applicable law or creating adverse tax consequences for participants in the Company's health insurance plans, then the Company will convert such payments to taxable payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company's regular payroll dates.

The amounts and benefits payable under this Section 5(a) shall be paid or commence to be paid within sixty (60) days after the later of the Date of Termination and the date of such Change in Control; provided, however, that if the sixty (60) day period begins in one (1) calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such sixty (60) day period.

(a)Additional Limitation.

(i)Notwithstanding anything in this Agreement to the contrary, if the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable regulations thereunder (the "Aggregate Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be
$1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After-Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction . In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code;

(2) cash payments subject to Section 409A of the Code; (3) non-cash forms of benefits and (4) equity-based payments and acceleration; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.2800 -1, Q&A-24(b) or (c).

(i)For purposes of this Section 5(b), the "After-Ta x Amount" means the amount of the Aggregate Payments less all federal, state, and local income , excise and employment taxes imposed on the Executive as a result of the Executive's receipt of the Aggregate Payments. For purposes of determining the After-Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(ii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(a)Definitions. For purposes of this Section 5, "Change in Control" shall have the same meaning as "Change of Control," " Change in Control" or any similar phrase provided in the Company' s then-most recently adopted equity incentive plan, as amended from time to time.

6.Section 409A.

(a)Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive's separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive' s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Executive's separation from service, or (B) the Executive's death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6) month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(a)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in kind benefits provided or reimbursable expenses incurred in one (1) taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)To the extent that any payment or benefit described in this Agreement constitutes "non-qualified deferred compensation" under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive's termination of employment, then such payments or benefits shall be payable only upon the Executive' s "separation from service." The determination of whether and when a separation from service shall have occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).

(c)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(d)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.
Covenants.

Confidential Information and Goodwill; Inventions and Assignment; Restrictive

(a)Confidential Information and Goodwill. In consideration of the
Executive's promises and covenants contained in this Agreement, including the Executive's promise and covenant not to disclose Confidential Information (as defined below), the Company will provide the Executive with Confidential Information . In further consideration of the Executive' s promises and covenants contained in this Agreement, including the Executive ' s promise and covenant to utilize the Goodwill (as defined below) exclusively for the benefit of the Company and its subsidiaries, the Company will allow the Executive to receive Confidential Information concerning the Company' s and its subsidiari es' technology, customers, vendors and employees and, to the extent required to fulfill the Executive' s duties, the Company will permit the Executive to represent the Company on its behalf with such persons. To the extent that the

Executive' s duties involve sales or customer relations , the Company will permit the Executive to utilize the Goodwill in the Executive's sales efforts.

(b)Duties. While employed by the Company, the Executive shall perform the duties required of the Executive hereunder and, except as otherwise permitted by Section l( b), shall devote the Executive's reasonable best efforts and exclusive business time, energy and skill to performing such duties; not make any disparaging remarks regarding the Company or any of its subsidiaries to any person with whom the Company has business relations, including any customer, vendor or employee of the Company or any of its subsidiaries; use the Goodwill solely for the benefit of the Company and its subsidiaries; and not interfere in such Goodwill, either during or after the Executive's employment with the Company.

(c)Delivery of Company Property. The Executive recognizes that all documents, electronic media and other tangible items which contain Confidential Information are the property of the Company or any of its subsidiaries exclusively. Upon request by the
Company or termination of the Executive' s employment with the Company, the Executive shall promptly return to the Company all Confidential Information and Company Property within the Executive' s possession or control, and shall refrain from taking any Confidential Information or Company Property or allowing any Confidential Information or Company Property to be taken from the Company.

(d)Promise and Covenant Not to Disclose. The parties acknowledge that the Company and its subsidiaries are the sole and exclusive owners of the Confidential Information, as applicable, and that the Company and its subsidiaries have legitimate business interests in protecting the Confidential Information. The parties further acknowledge that the Company and its subsidiaries have invested, and continue to inv est, considerable amounts of time and money in obtaining, developing, and preserving the confidentiality of the Confidential Information and that, by reason of the trust relationship arising between the Executive and the Company, the Executive owes the Company a fiduciary duty to preserve and protect the Confidential Information from all unauthorized disclosure and unauthorized use. The Executive shall not, directly or indirectly , disclose Confidential Information to any third party (except to the Executive's attorneys, the Company' s personnel , the Company' s attorneys and other persons designated in writing by the Company, or except as otherwise provided by law or directed or authorized by the Chief Executive Officer or his or her authorized delegate or use Confidential Information for any purpose other than for the direct benefit of the Company and its subsidiaries while in the Company ' s employ and thereafter. The Executive shall comply with the terms of any confidentiality, non-disclosure or similar agreement between the Company or any of its subsidiaries and any third party to the extent applicable to information obtained by the
Executive .

(e)Inventions and Assignment. The Executive agrees that he or she will promptly disclose to the Company any and all Company Inventions, and the Executive hereby irrevocably assigns, and agrees to assign promptly upon the request of the Company, to the Company all of the Executive's right , title, interest and other ownership rights in and to any and all Company Inventions . During the Executive' s employment or at any time thereafter, upon request of the Company, the Executive will sign, execute and deliver any and all documents or instruments , including, without limitation , patent applications, declarations, invention assignments and copyright assignments, and will take any other action which the Company shall deem necessary to perfect in the Company trademark, copyright or patent rights with respect to Company Inventions, or to otherwise protect the Company's trade secrets and proprietary interests. The term "Inventions" means discoveries , developments, trade secrets, processes, formulas, data, lists, software programs, graphics, artwork, logos, works of authorship , ideas, concepts, know-how, designs and techniques, whether or not any of the foregoing is or are patentable, copyrightable , or registrable under any intellectual property laws or industrial property laws in the United States or elsewhere. The term "Company Inventions" means all Inventions that (i) relate to the business or proposed business of the Company or any of its subsidiaries or that are discovered , developed , created , conceived, reduced to practice, made, learned or written by the Executive, either alone or jointly with others, in the course of the Executive's employment; (ii) utilize, incorporate or otherwise relate to Confidential Information ; or (iii) are discovered , developed, created, conceiv ed, reduced to practice, made, learned or written by the Executive using property or equipment of the Company or any of its subsidiaries. The Executive agrees to promptly and fully communicate in writing to the Company (to such department or officer of the Company and in accordance with such procedures as the Company may direct from time to time) any and all Company Inventions. The Executive acknowledges and agrees that any work of authorship by the Executive or others comprising Company Inventions shall be deemed to be a "work made for hire," as that term is defined in the United States Copyright Act (17 U.S.C. § 101 (2000)). To the extent that any such work of authorship may not be deemed to be a work made for hire, the Executive hereby irrevocably assigns, and agrees to assign promptly upon the request of the Company, to the Company any and all right, title and interest and other ownership rights the Executive may have in and to such work. This Agreement does not apply to any Inventions the Executive made before the Executive's employment with the Company. To clearly establish the Executive's rights, the Executive has listed on Exhibit A any Inventions, whether or not patentable or copyrightable and whether or not reduced to practice, made by the Executive prior to the Executive's employment with the Company that are owned by the Executive ("Prior Inventions"), together with the approximate dates of their creation. If no such list is attached, the Executive represents that there are no Prior Inventions .

(f)Other Promises and Covenants.

(i)The Executive agrees that, during the Executive's employment with the Company and for a period of twelve (12) months (or, if the Executive shall become entitled to receive the severance pay and benefits provided for in Section 5(a), eighteen (18) months) following the Date of Termination (the "Non-Competition Period"), the Executive shall not, directly or indirectly, on the Executive's own or another' s behalf, engage in or assist others in any of the following activities (except on behalf of the Company):

(1)(whether as principal, agent, partner or otherwise) engage in, own, manage, operate, control, finance, invest in, participate in, or otherwise carry on, or be employed by, associated with, or in any manner connected with, lend the Executive's name to, lend the Executive's credit to, or render services or advice to a Competing Business anywhere in the Geographic Area; or

(1)provide or develop any products , technology or services that are the same as or Substantially Similar to the products, technology and services provided or developed by the Company or any of its subsidiaries.

(i)If the Executive shall breach his or her obligations under Section
7.W.ill, the Non-Competition Period shall automatically be extended by a period equal to the period commencing on the first breach of such obligations and ending when all such breaches shall have been cured.

(ii)During the Executive' s employment with the Company and for a period of twelve (12) months (or, if the Executive shall become entitled to receive the severance pay and benefits provided for in Section 5(a), eighteen (18) months) following termination of employment for any reason (the "Non-Solicitation Period"), the Executive shall not, directly or indirectly, on the Executive's own or another' s behalf, engage in or assist others in any of the following activities:

(1)solicit, induce or encourage any customer, distributor , agent, supplier, licensee, or business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries, or in any way interfere with the relationship between any such customer, distributor, agent, supplier , licensee, or business relation and the Company or any of its subsidiaries;

(2)on behalf of a Competing Business, solicit the business or patronage of any Person who is a customer, Prospective Customer, distributor or agent of the Company or any of its subsidiaries at any time during the twelve (12) months before the Date of Terminati on, whether or not the Executive had personal contact with such Person;

(3)solicit, induce or encourage any employee, independent contractor or agent of the Company or any of its subsidiaries to terminate the employment or other business relationship of such employee, independent contractor or agent with the Company or any such subsidiary;

(4)in any way interfere with the employment or other business relationship between the Company or any of its subsidiaries, on the one hand, and any employee, independent contractor or agent of the Company or any such subsidiary, on the other hand;

(5)employ, or otherwise engage as an employee, independent contractor, agent or otherwise, any individual who was an employee, independent contractor or agent of the Company or any of its subsidiaries, or was otherwise affiliated with the Company or any of its subsidiaries, at any time during the twelve (12) months before the Date of Termination; provided that an employee, independent contractor , or agent shall cease to be covered by this paragraph twelve (12) months following the date of termination of employment or service of such employee, independent contractor, or agent; or

(1)attempt to do any of the foregoing.

provided, however, that nothing set forth in this Section 7 shall prohibit the Executive from (A) owning, as a passive investment , less than one percent (1%) in the aggregate of any class of capital stock of any corporation if such stock is listed on any national securities exchange, (B) commencing employment with, or providing services to, a subsidiary, division or unit of any entity that engages in the Competing Business so long as the Executive does not perform services for the entity that is engaged in the Competing Business, or (C) initiating bona fide job advertisements of general circulation (including general postings on internet job sites) for employment or service not targeted to employe es, independent contractors or agents of the Company or any of its subsidiaries.

(i)If the Executive shall breach his or her obligations under Section 7(f)(iii), the Non-Solicitation Period shall automatically be extended by a period equal to the period commencing on the first breach of such obligations and ending when all such breaches shall have been cured.

(g)Definitions. For purposes hereof:

(i)"Company Business" means (1) any business related to the development , engineering, manufacture, marketing, distribution or sale of products, services or solutions for the mobile satellite communications indust ry, including the provision of Internet, Internet of Things (IoT), television or voice services via satellite or land-based communication to mobile users at sea, on land or in the air, as well as tools to increase communication efficiency , reduce costs and manage network operations; (2) any business related to the provision of commercially licensed entertainment , including news, sports, music, training and movies, to commercial or leisure customers in the maritime, hotel or retail markets; (3) any business related to the development , engineering, manufacture, marketing, distribution or sale of navigations sensors and systems or inertial sensors and systems for defense or commercial applications , including self-driving vehicles; and (4) any other business that the Company or any of its subsidiaries is actively engaged in researching, developing , offering, providing or marketing at the time of the Date of Termination.

(ii)"Company Property" means all physical materials, documents, information, keys, computer software and hardware, including laptop computers and mobile or handheld computers, manuals , databases , product samples, tapes, magnetic media, technical notes and any other equipment or items which the Company or any of its subsidiaries provides for or to the Executive or which otherwise belong to the Company or any of its subsidiaries, and those documents and items which the Executive may develop or help develop while in the Company's employ, whether or not developed during regular working hours or on the premises of the Company or any of its subsidiaries. The term "Company Property" shall include the original of such materials, any copies thereof, any notes derived from such materials, and any derivative work of such materials .

(i)"Competing Business" means any Entity engaged in any portion of the Company Business, other than the Company and its subsidiaries.

(ii)"Confidential Information" means the trade secrets and other information of the Company and its subsidiaries, including but not limited to (1) customer lists , customer contact information , customer purchase information, pricing information, strategic and marketing plans, compilations of customer information, names of employees, contracts with third parties, training, financial and marketing books, sales projections, internal employer databases , reports, manuals and information, including information related to the Company, its subsidiaries or its customers, including those documents and items which any employee may deve lop or help develop while in the employ of the Company or any of its subsidiaries, whether or not developed during regular working hours or on the premises of the Company or such subsidiary; (2) the ide ntity, skills, personnel file information , performance appraisals and compensation of job applicants, employees, contractors, and consultants; (3) specialized training, technical and other business information; (4) source code, scripts, user screens, reports or any other information pertaining to the internal information technology or network of the Company and/or its subsidiaries; (5) information related to Inventions owned by the Company or any of its subsidiaries or licensed from third parties; (6) information held in confidence by the Company or any of its subsidiaries or which might provide the Company, any of its subsidiaries or its or their customers a competitive advantage over others who do not have access to such information; and (7) similar information of third parties held by the Company or any of its subsidiaries. Unless the context requires otherwise, the term "Confidential Information" shall include the original of such materials, any copies thereof , any notes derived from such materials, and any derivative work of such materials. Information that is or becomes generally available publicly other than directly or indirectly through disclosure by Executive in violation of this Agreement shall thereafter cease to be Confidential Information.

(iii)"Entity" means and includes any person, partnership, association, corporation, limited liability company, trust, unincorporated organization or any other business entity or enterprise.

(iv)"Geographic Area" means those jurisdictions in which the Company or any of its subsidiaries conducts business or in which its products, services or solutions are being sold or marketed at the time of the termination of the Executive's employment.

(v)"Goodw ill" means the value of the relationships between the Company and its subsidiaries, on the one hand, and the customers, distributors, agents, suppliers, licens ees, employees or other business relations of the Company or any of its subsidiaries, and others with which the Company or any of its subsidiaries does business, on the other hand.

(vi)"Prospective Customer" means any person or Entity identified as a potential customer of the Company or any of its subsidiaries to which the Company or any of its subsidi aries, through any of its employees or agents, has made a business proposal within the twelve (12) months prior to the Date of Termination.

(i)"Substantially Similar" means substantially similar in function or capability or otherwise competitive to the products, services or solutions that are being developed , manufactured or sold by the Company or any of its subsidiaries at any time during the three (3) years before the termination of the Executive' s employment for any reason , or that are marketed to substantially the same type of user or customer as that to which the products, services and solutions of the Company or any of its subsidiaries are marketed during the three (3) years before the termination of the Executive's employment for any reason or proposed to be marketed during the one (1) year after the termination of the Executive' s employment for any reason.

(h)Acknowledgements Regarding Other Promises and Covenants. With regard to the promises and covenants set forth herein, the Executive acknowledges and agrees that:

(i)the restrictions are ancillary to an otherwise enforceable agreement, including the provisions of this Agreement regarding the disclos ure, ownership and use of the Confidential Information and Goodwill of the Company;

(ii)the limitations as to time, geographical area, and scope of activity to be restricted are reasonable and acceptable to the Executive, and do not impose any greater restraint than is reasonably necessary to protect the Goodwill and other legitimate business interests of the Company;

(iii)the promises and covenants are supported by mutually-upon consideration as set forth in Sections 2, 1 and    above;
(iv)the performance by the Executive, and the enforcement by the Company, of such promises and covenants will cause no undue hardship on the Executive ; and

(v)the time periods covered by the promises and covenants will not include any period(s) of violation of such promises or covenants.

(i)Duty to Give Notice of Agreement. During employment by the Company and the period of any post-employment obligation applicable hereunder, the Executive shall provide written notice to any prospective employer of the Executive' s obligations under this Agreement then in effect, and shall provide a true copy hereof to such prospective employer at the outset of any communications about employment.

(j)Independent Elements . The parties acknowledge that the promises and covenants contained in this Section 7 are essential independent elements of this Agreement and that, but for the Executive agreeing to comply with them, the Company would not enter into this Agreement. Accordingly , the existence or assertion of any claim by the Executive against the Company, whether based on this Agreement or otherwise, shall not operate as a defense to the Company's enforcement of the promises and covenants in Section 7. An alleged or actual breach of the Agreement by the Company will not be a defense to enforcement of any such promise or covenant, or other obligations of the Executive to the Company. The promises and covenants in this Section 7 will remain in full force and effect regardless of whether the Executive' s employment is terminated by the Company or by the Executive.

(k)Remedies for Breach of Agreement. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company and without posting any bond.

8.Other Agreements; Cooperation.

(a)Third-Party Agreements and Rights. The Executive represents to the Company that the Executive's execution of this Agreement, the Executive' s employment with the Company and the performance of the Executive's duties for the Company do not and will not violate any obligations the Executive may have to any previous employer or other party. In the Executive's work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any previous employer or other party, and the Executive will not bring to the premises of the Company or any of its subsidiaries any copies or other tangible embodiments of non-public information belonging to or obtained from any previous employer or other party.

(b)Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive shall cooperate with the Company and its subsidiaries in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its subsidiaries which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive' s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or any of its subsidiaries at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. Any cooperation services hereunder shall be scheduled to take into account the Executive's personal and professional obligations at such time. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive' s performance of obligations pursuant to this Section 8(b).

(c)Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a "Government Agency") concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing in this Agreement limits the Executiv e' s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive' s ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that (i) is made (1) in confidence to a federal, state, or local government official, either directly or indir ectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document file d in a lawsuit or other proceedin g, if such filing is made under seal.

9.Compensation Recovery. Notwithstanding any other provision in this Agreement to the contrary, the Executive acknowledges and agrees that any incentive-based compensation, or any other compensation, paid to the Executive, whether or not pursuant to this Agreement or any other agreement or arrangement with the Company or any of its subsidiaries, will be subject to such deductions, clawback, recoupment or recovery as may be required to be made pursuant to applicable law or regulation, stock exchange listing requirement or any clawback, recoupment, recovery or similar policy adopted by the Company or any of its subsidiaries from time to time.

10.Consent to Jurisdiction . The parties hereby consent to the jurisdiction of the Superior Court of the State of Rhode Island and the United States District Court for the District of Rhode Is land and their respective appellate courts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE'S EMPLOYMENT WITH THE COMPANY, INCLUDING WITHOUT LIMITATION ANY CLAIMS OF DISCRIMINATION ARISING UNDER STATE OR FEDERAL LAW, WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND THE EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

11..    Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, as well as any offer letter, employment agreement or severance agreement, provided that the Equity Documents shall remain in full force and effect.

12.Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

13.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representati ves, executors, administrators, heirs, distributees , devisees and legatees. In the event of the Executive's death after the Executive' s termination of employment but prior to the completion by the Company of all payments due him or her under this Agreement , the Company shall continue such payments to the Executive' s beneficiary designated in writing to the Company prior to the Executive's death (or to the Executive's estate, if the Executive fails to make such designation).

14.Enforceability. If any portion or provision of this Agreement (including, without limitation , any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby , and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive's employment to the extent necessary to effectuate the terms contained herein.

16.Severability. If any of the provisions of this Agreement , including but not limited to the covenants in Section 7 of this Agreement, are deemed unenforceable by a court of competent jurisdiction because they are overly broad, then the court shall have the ability to modify the offending provision in order to make it enforceable. Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

17.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its principal executive offices, attention of the Board.

19.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company (other than the Executive).

20.Governing Law. This Agreement is a Rhode Island contract and shall be construed under and be governed in all respects by the laws of the State of Rhode Island, without giving effect to the conflict of laws principles of the State of Rhode Island . With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

21.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

22.Counsel. The Executive acknowledges and agrees that the Company has recommended that the Executive retain separate legal counsel to advise the Executive regarding the terms and conditions of this Agreement and that the Executive has had sufficient time to review , evaluate, understand and consult with separate legal counsel regarding the consequences of executing this Agreement. The Executive acknowledges and agrees that the Company' s outside legal counsel, Foley Hoag LLP, and the Company' s legal personnel represent the Company and not the Executive, that the Executive is not a client of any of the foregoing legal counsel and that none of the foregoing legal counsel owes the Executive any of the duties they would owe to a client.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

KVH Industries, Inc.

By: /S/ CATHY-ANN MARTINE-DOLECKI
Name: Cathy-Ann Martine-Dolecki Title: Chair of the Board

EXECUTIVE

/S/ ROBERT J. BALOG
                    Robert J. Balog

Exhibit A Prior Inventions
None.